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                                                                     Exhibit 5.1



                              DEWEY BALLANTINE LLP
                           1301 Avenue of the Americas
                          New York, New York 10019-6092
                                 (212) 259-8000



                                                            January 11, 2000

The MONY Group Inc.
1740 Broadway
New York, New York  10019

                  Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

                  We are acting as counsel to The MONY Group Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the "Commission") on January 12, 2000 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended (the "Act"), of the issuance of (1) junior subordinated notes (the "Junior Subordinated Notes") to be issued by the Company, (2) trust preferred securities (the "Trust Preferred Securities") to be issued by MONY Capital Trust I and MONY Capital Trust II, (3) the Company's Guarantees (as defined in the Registration Statement) with respect to such Trust Preferred Securities, (4) senior notes (the "Senior Notes") to be issued by the Company, (5) stock purchase contracts (the "Stock Purchase Contract"), to be issued by the Company, to purchase Common Stock (as defined below) of the Company, (6) stock purchase units, to be issued by the Company, each representing ownership of a Stock Purchase Contract and Senior Notes, Junior Subordinated Notes, Trust Preferred Securities or debt obligations of third parties, (7) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), to be issued by the Company and (8) shares of common stock, par value $0.01 per share (the "Common Stock"), to be issued by the Company. The Junior Subordinated Notes will be issued pursuant to the Subordinated Note Indenture, dated as of January 11, 2000, as supplemented, between the Company and The Chase Manhattan Bank, as trustee (the "Subordinated Note Indenture"), the Guarantees will be issued pursuant to separate guarantee agreements between the Company and the trustee named therein (the "Guarantee Agreements") and the Senior Notes will be issued pursuant to the Senior Note Indenture, dated as of January 11, 2000, as supplemented, between the Company and The Chase Manhattan Bank, as trustee (the "Senior Note Indenture"), in each case substantially in the respective forms filed as exhibits to the Registration Statement.
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The MONY Group Inc.
January 11, 2000
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                  We are of the opinion that:

                  1. Upon compliance with the pertinent provisions of the Act and the Trust Indenture Act of 1939, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, when the Subordinated Note Indenture, the Guarantee Agreements and the Senior Note Indenture have been duly executed and delivered by the proper officers of the Company and the trustees named therein, when the Junior Subordinated Notes, the Guarantees and the Senior Notes have been executed, authenticated and delivered in accordance with the terms of the Subordinated Note Indenture, the Guarantee Agreements and the Senior Note Indenture, as the case may be, and when the Junior Subordinated Notes, the Guarantees and the Senior Notes have been duly issued and the consideration therefor, as contemplated by the applicable underwriting, purchase or similar agreement, has been received by the Company, the Junior Subordinated Notes, the Guarantees and the Senior Notes will be valid, binding and legal obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, rehabilitation, moratorium and other similar laws relating to or affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity).

                  2. Upon compliance with the pertinent provisions of the Act, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, and when the Common Stock has been duly issued and the consideration therefor, as contemplated by the applicable underwriting, purchase or similar agreement, has been received by the Company, the Common Stock will be validly issued, fully paid and nonassessable.

                  3. Upon compliance with the pertinent provisions of the Act, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, and when the Company has filed with the Delaware Secretary of State certificate of designations with respect to such series of Preferred Stock and such series of Preferred Stock has been duly issued and the consideration therefor, as contemplated by the applicable underwriting, purchase or similar agreement, has been received by the Company, such series of Preferred Stock will be validly issued, fully paid and nonassessable.

                  In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument
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The MONY Group Inc.
January 11, 2000
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or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company. We have further assumed, with respect to the issuance and sale of any shares of Common Stock or Preferred Stock, that the consideration per share to be received by the Company in connection therewith will, in all cases, be in cash in an amount in excess of the par value per share of the Common Stock or Preferred Stock, as the case may be, to be so issued and sold.

                  We are members of the State Bar of New York and we do not express any opinion concerning any law other than the law of the State of New York and the General Corporation Law of the State of Delaware and judicial interpretations thereof.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                /s/ Dewey Ballantine LLP

                                DEWEY BALLANTINE LLP